Exhibit 15
May 4, 2006

Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota

We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the Company) for the periods ended April 1, 2006 and April 2, 2005 as indicated in our report dated May 4, 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 1, 2006, is incorporated by reference in Registration Statement Nos. 33-38534, 33-45012, 333-80159, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432 and 333-126693.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota